                                                              EXHIBIT 10.20.12

                         FORM OF PERFORMANCE CRITERIA


                      (January 1, 2000-December 31, 2000)
            (as adopted by the Compensation Committee on 12/08/99)


In the event that the Company's actual net income from January 1, 2000 through December 31, 2000 exceeds the Company's budgeted net income, as described in the attachment hereto, by at least $300,000, the Stock Option shall become immediately vested and exercisable with respect to 25,000 shares of Common Stock. If the Company's actual net income during the period specified does not exceed the Company's budgeted net income by at least $300,000, the Stock Option shall vest immediately in part in accordance with the following schedule:

If the Company's actual net income for 2000:

 . exceeds budgeted net income by $200,000 or more but less than $300,000, the right to purchase 20,000 shares of Common Stock under the Stock Option shall become immediate and the remaining shares of the Stock Option shall become vested on December 31, 2005;

 . exceeds budgeted net income by $100,000 or more but less than $200,000, the right to purchase 15,000 shares of Common Stock under the Stock Option shall become immediate and the remaining shares of the Stock Option shall become vested on December 31, 2005;

 .  exceeds budgeted net income by less than $100,000, the right to purchase
   10,000 shares of Common Stock under the Stock Option shall become immediate and the remaining shares of the Stock Option shall become vested on December 31, 2005;

 . does not exceed budgeted net income, all shares of Common Stock under the Stock Option shall become vested on December 31, 2005.